Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made effective as of June 1, 2026 between WESCO International, Inc. (the “Company”) and David Schulz (“Consultant”).

The Company wishes to retain Consultant to provide consulting services for the Company’s business as set forth in this Agreement.

Section 1.	Consulting Services

The consulting services will include such matters as agreed between Consultant and the Company’s Chief Executive Officer.

Section 2.	Term and Termination

The term of this Agreement shall be for a period of six months, from June 1, 2026 to December 31, 2026. Such term may be extended by mutual written agreement. Either party may terminate this Agreement at any time with 30 days’ advance written notice to the other. Either party may terminate this Agreement immediately upon written notice to the other should the other party breach this Agreement.

Section 3.	Fees and Expenses

Consultant will be paid an hourly fee of $500.00 per hour, inclusive of applicable taxes, for actual hours spent performing consulting services each month. The number of hours will be determined by Consultant and the Company’s Chief Executive Officer, depending on the consulting services performed, and is expected to be approximately 20 hours per month. Time will be billed in 15-minute increments.

The Company acknowledges that Consultant’s services during the term of this Agreement do not constitute a full-time engagement. The Company further acknowledges that Consultant may have duties and responsibilities to other entities, and Consultant agrees that any such duties and responsibilities will not conflict with his consulting services to the Company and his obligations under this Agreement.

Consultant will bear all costs and expenses incurred in connection with the performance of the consulting services, unless otherwise approved by the Company in advance. Consultant will provide the Company with receipts or other appropriate documentation for any reimbursable expenses, as agreed by the parties. Consultant and a guest will be invited to attend the Company’s June 2026 customer rewards program event, and the Company will pay for travel expenses, but the time related to such event shall be included as part of any fees otherwise payable per this agreement and not separately eligible for hourly fees.

Section 4.	Independent Contractor

Consultant will be an independent contractor and not an employee, servant or agent of the Company. Consultant agrees not to hold himself out as a current employee of the Company in any communication or on social media. Consultant has no authority to bind, obligate, or commit the Company to any contract, agreement, or arrangement, or to incur any liability or obligation on behalf of the Company.

No payroll or employment taxes will be withheld or paid with respect to payments made to Consultant by the Company. All payments will be reported to the appropriate authorities, as required by law. Consultant agrees to pay and is solely responsible for all applicable taxes for performing services under this Agreement, including any applicable income taxes and self-employment (social security) taxes. Consultant will not be eligible for benefits or employee plans provided by the Company to its employees.

Section 5.	Restrictive Covenants

All provisions, including non-competition, non-solicitation, nondisparagement and confidentiality covenants, set forth on Exhibit B to the letter agreement dated June 22, 2020 between David Schulz and WESCO International, Inc. shall apply during the term of this Agreement and for a period of one year thereafter.

Section 6.	Service

Consultant’s provision of consulting services under this Agreement is the continued provision of services to the Company and its affiliates in a non-employee capacity as contemplated by the definition of Termination of Service in Section 1 of the Company’s 2021 Omnibus Incentive Plan, and the end of the term of this Agreement shall be Termination of Service under such provision. During the term of this Agreement, Consultant will continue to comply with the pre-clearance and other provisions of the Company’s Insider Trading policy.

Section 7.	Intellectual Property and Work Product

All work product, deliverables, reports, analyses, inventions, discoveries, improvements, and other materials of any kind created, conceived, developed, or reduced to practice by Consultant, solely or jointly, in connection with the performance of services under this Agreement shall be the sole and exclusive property of the Company.

IN WITNESS WHEREOF and intending to be legally bound hereby, the parties have caused this Agreement to be executed by their authorized representatives as of the date first written above.

WESCO International, Inc.	Consultant

/s/ Christine Wolf	/s/ David Schulz
Christine Wolf	David Schulz
EVP and CHRO